EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ARKANSAS BEST CORPORATION ANNOUNCES

SECOND QUARTER 2011 PROFIT OF $0.20/SHARE

(Fort Smith, Arkansas, August 2, 2011) — Arkansas Best Corporation (Nasdaq: ABFS) today announced second quarter 2011 net income of $5.3 million, or $0.20 per share, compared to a net loss of $7.4 million, or $0.30 per share, in the second quarter of 2010.

Arkansas Best’s second quarter 2011 return to profitability was primarily a result of ABF’s healthy tonnage levels combined with an emphasis on increased account pricing.  ABF improved its operating ratio by over five operating points versus the same period last year and nearly seven and a half operating points versus the previous quarter.

“We are pleased with the improvement in our company’s performance and the steps we have taken toward restoring Arkansas Best’s historical profit margins,” said Judy R. McReynolds, Arkansas Best President and Chief Executive Officer.  “However, the progress made so far does not produce sufficient returns for our shareholders nor does it allow us to adequately recapitalize our business.  Further profitability gains should result from improved pricing on ABF’s existing account base and from continuing efforts to achieve a more competitive cost structure.  Our focus on growing business with customers who value ABF’s high level of service and wide range of logistics offerings should also positively impact our profitability.”

Arkansas Best Corporation

Second Quarter 2011

•                Revenue of $498.6 million, a per day increase of 21.2% from the prior year second quarter revenue of $411.3 million

•                Net income of $0.20 per share compared to a net loss of $0.30 per share in the prior year quarter

ABF Freight System, Inc.®

Second Quarter 2011

•                  Revenue of $458.5 million compared to $379.4 million in second quarter 2010, a per-day increase of 20.8%

•                  Tonnage per day increase of 9.9% versus second quarter 2010

•                  Total billed revenue per hundredweight of $25.83 compared to $23.59 in second quarter 2010, an increase of 9.5%, including increases in fuel surcharge

•                  Operating income of $8.2 million compared to an operating loss of $12.6 million in second quarter 2010

•                  Operating ratio of 98.2% compared to 103.3% in second quarter 2010

“Last quarter I described various initiatives that were under way to address inadequate pricing and improve the profitability on a large number of accounts.  Throughout the second quarter, ABF held firm on requests to better match individual customer revenues with the high level of service and superior value that ABF offers.  Though these pricing actions have caused some business to go to other carriers, the success of our efforts is reflected in ABF’s return to profitability,” said Ms. McReynolds.

Legal Update

On July 6, 2011, the U.S. Court of Appeals for the Eighth Circuit reversed a lower court’s previous dismissal of a lawsuit ABF filed in November 2010 against the International Brotherhood of Teamsters and various other parties.  The lawsuit was remanded back to the lower court. The lawsuit related to three modifications of the National Master Freight Agreement (“NMFA”) that were exclusively granted to the YRC subsidiaries in 2009 and 2010.  Approximately 76% of ABF’s employees are covered under the NMFA.  ABF believes it is an equal signatory to the NMFA which, as a national collective bargaining agreement, is designed to establish a single national standard for wages and other employment terms for all employer participants.  The intent of ABF’s original lawsuit was to level the playing field relative to the cost structures of all parties to the NMFA.  ABF is very pleased with the Eighth Circuit’s ruling and will work through the next steps of the legal process to validate its rights under the NMFA.

Final Remarks

“We are encouraged by the positive results of the second quarter and we are pleased with the progress ABF has made,” said Ms. McReynolds.  “However, we know we have a lot of work left to do.  Our employees continue to work efficiently and productively to overcome our higher cost structure and to deliver the superior customer service for which ABF is known.  As we move through the remainder of the year, we expect to make further progress toward consistently achieving the historical returns of our company.”

Conference Call

Arkansas Best Corporation will host a conference call with company executives to discuss the second quarter 2011 results.  The call will be today, Tuesday, August 2, at 9:30 a.m. ET (8:30 a.m. CT).  Interested parties are invited to listen by calling (800) 926-9192.  Following the call, a recorded playback will be available through the end of the day on August 31, 2011.  To listen to the playback, dial (800) 633-8284 or (402) 977-9140 (for international callers).  The conference call ID for the playback is 21532122.  The conference call and playback can also be accessed, through August 31, on Arkansas Best’s website at arkbest.com.

Company Description

Arkansas Best Corporation, headquartered in Fort Smith, Arkansas, is a transportation holding company.  ABF Freight System, Inc., Arkansas Best’s largest subsidiary, has been in continuous service since 1923.  ABF has evolved from a local less-than-truckload (LTL) motor carrier into a global provider of customizable supply chain solutions.  More information is available at arkbest.com and abf.com.

Forward-Looking Statements

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995:  Statements contained in this press release that are not based on historical facts are “forward-looking statements.”  Terms such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “predict,” “prospects,” “scheduled,” “should,” “would,” and similar expressions and the negatives of such terms are intended to identify forward-looking statements.  Such statements are by their nature subject to uncertainties and risk including, but not limited to, recessionary economic conditions; competitive initiatives, pricing pressures and effect of volatility in fuel prices and the associated changes in fuel surcharges on securing increases in base freight rates; the impact of any limitations on our customers’ access to adequate financial resources; availability and cost of capital; shifts in market demand; weather conditions; the performance and needs of industries served by Arkansas Best Corporation’s subsidiaries; future costs of operating expenses such as fuel and related taxes; self-insurance claims and insurance premium costs; relationships with employees, including unions; union and non-union employee wages and benefits, including changes in required contributions to multiemployer pension plans; governmental regulations and policies; future climate change legislation; costs of continuing investments in technology; the timing and amount of capital expenditures; the cost, integration and performance of any future acquisitions; and other financial, operational and legal risks and uncertainties detailed from time to time in Arkansas Best Corporation’s Securities and Exchange Commission (“SEC”) public filings.

The following tables show financial data and operating statistics on Arkansas Best Corporation and its subsidiary companies.

ARKANSAS BEST CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30		Six Months Ended June 30
	2011	2010	2011	2010
	(Unaudited)
	($ thousands, except share and per share data)

OPERATING REVENUES	$498,550	$411,347	$933,481	$771,237

OPERATING EXPENSES AND COSTS	489,552	422,157	946,475	817,313

OPERATING INCOME (LOSS)	8,998	(10,810)	(12,994)	(46,076)

OTHER INCOME (EXPENSE)
Interest and dividend income	273	274	516	608
Interest expense and other related financing costs	(932)	(434)	(1,927)	(999)
Other, net	281	(457)	2,892	211
	(378)	(617)	1,481	(180)

INCOME (LOSS) BEFORE INCOME TAXES	8,620	(11,427)	(11,513)	(46,256)

INCOME TAXES
Current provision (benefit)	3,132	(847)	2,392	(9,336)
Deferred provision (benefit)	37	(3,232)	(6,569)	(8,200)
	3,169	(4,079)	(4,177)	(17,536)

NET INCOME (LOSS)	5,451	(7,348)	(7,336)	(28,720)

LESS: NONCONTROLLING INTEREST IN NET INCOME OF SUBSIDIARY	153	96	174	116

NET INCOME (LOSS) ATTRIBUTABLE TO ARKANSAS BEST CORPORATION	$5,298	$(7,444)	$(7,510)	$(28,836)

EARNINGS PER COMMON SHARE(1)
Basic	$0.20	$(0.30)	$(0.30)	$(1.15)
Diluted	0.20	(0.30)	(0.30)	(1.15)

AVERAGE COMMON SHARES OUTSTANDING
Basic	25,411,339	25,182,579	25,358,130	25,137,886
Diluted	25,411,942	25,182,579	25,358,130	25,137,886

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.03	$0.03	$0.06	$0.06

(1)      The Company uses the two-class method for calculating earnings per share. This method requires an allocation of dividends paid and a portion of undistributed net income (but not losses) to unvested restricted stock for calculating per share amounts.

ARKANSAS BEST CORPORATION

CONSOLIDATED BALANCE SHEETS

	June 30 2011	December 31 2010
	(Unaudited)	Note
	($ thousands, except share data)

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$114,834	$102,578
Short-term investments	37,579	39,288
Restricted cash equivalents and short-term investments	51,681	51,661
Accounts receivable, less allowances (2011 – $5,737; 2010 – $3,944)	170,660	145,426
Other accounts receivable, less allowances (2011 – $1,214; 2010 – $1,254)	7,415	8,157
Prepaid expenses	9,422	10,258
Deferred income taxes	35,596	32,681
Prepaid and refundable income taxes	2,209	3,958
Other	5,221	5,677
TOTAL CURRENT ASSETS	434,617	399,684

PROPERTY, PLANT AND EQUIPMENT
Land and structures	241,082	243,981
Revenue equipment	551,411	530,424
Service, office and other equipment	167,329	163,732
Leasehold improvements	21,198	21,890
	981,020	960,027
Less allowances for depreciation and amortization	582,686	552,781
	398,334	407,246

OTHER ASSETS	54,564	54,021

	$887,515	$860,951

Note: The balance sheet at December 31, 2010 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

ARKANSAS BEST CORPORATION

CONSOLIDATED BALANCE SHEETS — continued

	June 30 2011	December 31 2010
	(Unaudited)	Note
	($ thousands, except share data)

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Bank overdraft and drafts payable	$15,820	$13,023
Accounts payable	82,950	62,134
Income taxes payable	348	196
Accrued expenses	157,589	144,543
Current portion of long-term debt	15,386	14,001
TOTAL CURRENT LIABILITIES	272,093	233,897

LONG-TERM DEBT, less current portion	38,160	42,657

PENSION AND POSTRETIREMENT LIABILITIES	65,204	65,421

OTHER LIABILITIES	17,713	19,827

DEFERRED INCOME TAXES	17,878	19,405

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value, authorized 70,000,000 shares; issued 2011: 27,099,819 shares; 2010: 26,934,847 shares	271	269
Additional paid-in capital	284,771	281,169
Retained earnings	283,034	292,129
Treasury stock, at cost, 1,677,932 shares	(57,770)	(57,770)
Accumulated other comprehensive loss	(33,839)	(36,053)
TOTAL STOCKHOLDERS’ EQUITY	476,467	479,744

	$887,515	$860,951

Note: The balance sheet at December 31, 2010 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

ARKANSAS BEST CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30
	2011	2010
	(Unaudited)
	($ thousands)
OPERATING ACTIVITIES
Net loss	$(7,336)	$(28,720)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	35,971	36,096
Other amortization	123	133
Pension settlement expense	—	178
Share-based compensation expense	3,699	2,158
Provision for losses on accounts receivable	1,122	303
Deferred income tax benefit	(6,569)	(8,200)
Gain on sale of property and equipment	(873)	(72)
Changes in operating assets and liabilities:
Receivables	(25,756)	(20,857)
Prepaid expenses	836	1,399
Other assets	146	706
Income taxes	2,417	21,605
Accounts payable, accrued expenses and other liabilities	29,352	14,499
NET CASH PROVIDED BY OPERATING ACTIVITIES	33,132	19,228

INVESTING ACTIVITIES
Purchases of property, plant and equipment, net of capital leases and notes payable	(18,766)	(3,399)
Proceeds from sales of property and equipment	3,370	2,676
Purchases of short-term investments	(12,250)	(27,542)
Proceeds from sales of short-term investments	14,125	57,916
Capitalization of internally developed software and other	(2,183)	(2,293)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(15,704)	27,358

FINANCING ACTIVITIES
Payments on long-term debt	(6,994)	(3,011)
Proceeds from issuance of long-term debt	—	11,416
Net change in bank overdraft	2,797	(11,844)
Change in restricted cash equivalents and short-term investments	(20)	(983)
Deferred financing costs	(133)	—
Payment of common stock dividends	(1,585)	(1,554)
Proceeds from the exercise of stock options and other	763	515
NET CASH USED IN FINANCING ACTIVITIES	(5,172)	(5,461)

NET INCREASE IN CASH AND CASH EQUIVALENTS	12,256	41,125
Cash and cash equivalents at beginning of period	102,578	39,332
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$114,834	$80,457

ARKANSAS BEST CORPORATION

FINANCIAL STATEMENT OPERATING SEGMENT DATA

AND OPERATING RATIOS

	Three Months Ended June 30				Six Months Ended June 30
	2011		2010		2011		2010
	(Unaudited)
	($ thousands)

ABF Freight System, Inc.(1)	$458,521		$379,443		$860,880		$712,468
Other revenues and eliminations	40,029		31,904		72,601		58,769
Total consolidated operating revenues	$498,550		$411,347		$933,481		$771,237

OPERATING EXPENSES AND COSTS
ABF Freight System, Inc.(1)
Salaries, wages and benefits	$273,262	59.6%	$248,985	65.6%	$535,755	62.2%	$485,424	68.1%
Fuel, supplies and expenses	88,327	19.3	64,729	17.1	167,722	19.5	125,641	17.6
Operating taxes and licenses	11,572	2.5	10,718	2.8	22,993	2.7	21,209	3.0
Insurance	6,513	1.4	5,929	1.6	12,993	1.5	10,111	1.4
Communications and utilities	3,731	0.8	3,313	0.9	7,711	0.9	7,179	1.0
Depreciation and amortization	17,376	3.8	16,908	4.5	34,620	4.0	34,706	4.9
Rents and purchased transportation	48,384	10.6	39,849	10.5	90,857	10.6	73,941	10.4
Gain on sale of property and equipment	(784)	(0.2)	(126)	—	(884)	(0.1)	(424)	(0.1)
Other	1,951	0.4	1,734	0.3	3,548	0.4	2,958	0.5
	450,332	98.2%	392,039	103.3%	875,315	101.7%	760,745	106.8%

Other expenses and eliminations	39,220		30,118		71,160		56,568

Total consolidated operating expenses and costs	$489,552		$422,157		$946,475		$817,313

OPERATING INCOME (LOSS)
ABF Freight System, Inc.(1)	$8,189		$(12,596)		$(14,435)		$(48,277)
Other income (loss) and eliminations	809		1,786		1,441		2,201
Total consolidated operating income (loss)	$8,998		$(10,810)		$(12,994)		$(46,076)

(1)  Includes U.S., Canadian and Puerto Rican operations of ABF affiliates.

ABF FREIGHT SYSTEM, INC.

OPERATING STATISTICS

	Three Months Ended June 30			Six Months Ended June 30
	2011	2010	% Change	2011	2010	% Change
	(Unaudited)

Workdays	63.5	63.5		127.5	126.5

Billed Revenue (1) / CWT	$25.83	$23.59	9.5%	$25.02	$23.60	6.0%

Billed Revenue (1) / Shipment	$368.76	$339.17	8.7%	$354.68	$331.23	7.1%

Shipments	1,250,896	1,130,062	10.7%	2,448,806	2,164,916	13.1%

Shipments / Day	19,699	17,796	10.7%	19,206	17,114	12.2%

Tonnage (tons)	893,010	812,355	9.9%	1,736,005	1,519,354	14.3%

Tons / Day	14,063	12,793	9.9%	13,616	12,011	13.4%

(1)      Billed Revenue does not include revenue deferral required for financial statement purposes under the company’s revenue recognition policy.

Includes U.S., Canadian and Puerto Rican operations of ABF affiliates.

Contact:	Mr. David Humphrey, Vice President, Investor Relations and Corporate Communications
Telephone: (479) 785-6200

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